Exhibit 99.1

American Oil & Gas Announces Second Successful
Fetter Field Niobrara Re-Completion

Wallis 6-23 Well Flows 564 BOE Per Day.

DENVER — American Oil & Gas, Inc. (NYSE Amex: AEZ) announced that its Wallis 6-23 well has been successfully re-completed in the Niobrara formation and produced 455 barrels of oil and 656 mcf of natural gas, or 564 barrels of oil equivalent (boe) per day during a recent 24 hour flow back period. The Wallis 6-23 well is the second well in a re-completion program expected to include a total of five wells under the terms of a previously announced participation agreement at American’s 53,000 gross (33,000 net) acre Fetter field project, located in the Powder River Basin of Wyoming.

Pat O’Brien, Chairman and CEO of American stated, “The results of the Niobrara re-completion in the Wallis 6-23 well exceeded our expectations. We were successful in increasing the volume of proppant in the frac to over three times that of the Hageman 11-22 well and are obviously pleased and excited about the results, especially when taking into consideration that this is not a horizontal well. These results, in conjunction with the results of the Hageman 11-22 well, which is currently producing at a rate of approximately 90 boe per day, strongly support our belief that a number of formations in the field, including the Niobrara, have commercial potential. Preparations are underway to fracture stimulate the Niobrara formation in the Hageman 16-34H well, which is the third well in the program.”

American Oil & Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil & Gas, Inc. can be found at the Company’s website: www.americanog.com.

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This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil & Gas, Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC.  In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the issuance of this press release or to reflect any change in the Company’s expectations with regard to these forward-looking statements or the occurrence of any unanticipated events. This press release may include the opinions of American Oil & Gas, Inc., and does not necessarily include the views of any other person or entity.